Exhibit 5 February 27, 2026 Board of Directors Wells Fargo & Company 333 Market Street San Francisco, California 94105 Ladies and Gentlemen: In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), of 40,000,000 shares of its common stock, par value $1-2/3 per share (the “Shares”) that may be issued by the Company under the Wells Fargo & Company 401(k) Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion, the Shares, when issued and sold in accordance with the terms of the Plan and against payment therefor, and when the Registration Statement has become effective under the Act, will be validly issued, fully paid and non-assessable. I consent to the filing of this opinion as an exhibit to the Registration Statement. Very truly yours, /s/ Janet McGinness Janet McGinness Senior Vice President and Corporate Secretary Janet McGinness Senior Vice President and Corporate Secretary Legal Department MAC J0193-610 30 Hudson Yards 61st Floor New York, NY 10001-2170 Work: 415-979-0775